UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2021

MICT, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35850	27-0016420
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

28 West Grand Avenue, Suite 3

Montvale, New Jersey 07645

(Address of principal executive offices) (Zip Code)

(201) 225-0190

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MICT	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On January 1, 2021, MICT, Inc., (the “Company”), through its wholly-owned subsidiary Tianjin Bokefa Technology Co., Ltd.(“Bokefa”) agreed to loan certain shareholders of Guangxi Zhongtong Insurance Agency Co., Ltd (“Guangxi Zhongtong”) up to RMB40 million (approximately $6.125 million) through a frame work loan (“Frame Work Loan”). In consideration for the Frame Work Loan, the parties entered into various additional agreements. The Frame Work Loan transaction was structured as a Variable Interest Entity (“VIE”).

On August 23, 2021, Beijing Yibao Technology Co. Ltd  (“Yibao”) the wholly-owned subsidiary of Bokefa, on the one hand, and Guangxi Zhongtong, Dai Jianhua and Wei Aifen, the two majority shareholders of Guangxi Zhongtong, on the other, entered into a capital increase agreement (the “Capital Increase Agreement”). Pursuant to the Capital Increase Agreement, Yibao agreed to invest RMB30 million (approximately $4.7 million) into Guangxi Zhongtong.

On October 21, 2021, Yibao transferred such funds and the transaction closed (the “Closing”). As a result of the transaction, Yiabo now holds a sixty percent (60%) equity interest in Guangxi Zhongtong and is the controlling shareholder. As a condition of the Closing, the previous agreements consummated on January 1, 2021 per the Frame Work Loan became null and void.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICT, INC.

Dated: October 26, 2021	/s/ Darren Mercer
Darren Mercer
Chief Executive Officer

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